Exhibit 99.1

NEWS RELEASE

Geokinetics Reports Third Quarter 2012 Financial Results

HOUSTON, TEXAS – November 8, 2012 – Geokinetics Inc. “the Company” (NYSE MKT: GOK) today announced its financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Results

Geokinetics Inc. reported a loss applicable to common shareholders for the quarter ended September 30, 2012 of $8.9 million, or $(0.46) per basic and diluted share.  This compares to a loss applicable to common shareholders of $44.4 million, or ($2.44) per basic and diluted share, for the quarter ended September 30, 2011.  Consolidated revenues for the three months ended September 30, 2012 totaled $141.7 million compared to $206.1 million for the comparable period in 2011, a decrease of 31%.  Adjusted EBITDA (a non-GAAP financial measurement, defined below) decreased to $32.2 million for the quarter ended September 30, 2012 from $36.9 million for the same period of 2011.  However, adjusted EBITDA as a percentage of revenue increased to 23% for the three months ended September 30, 2012, as compared to 18% for the same period in 2011.

Geokinetics Inc. and Subsidiaries

Summary of Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Data Acquisition:
North America proprietary	$20,540	$41,412	$94,011	$118,095
International proprietary	110,507	123,519	286,240	325,288
Multi-client	8,788	38,841	53,219	89,401
Total Data Acquisition	139,835	203,772	433,470	532,784
Data processing & integrated reservoir geosciences	3,225	4,129	10,584	10,537
Eliminations	(1,366)	(1,849)	(4,075)	(4,084)
Total revenues	141,694	206,052	439,979	539,237

Operating income (loss)	9,023	(52,102)	(16,167)	(101,536)

Net loss	(6,302)	(42,105)	(56,992)	(110,312)
Preferred stock dividends and accretion costs	(2,551)	(2,333)	(7,494)	(6,807)
Loss applicable to common stockholders	$(8,853)	$(44,438)	$(64,486)	$(117,119)

For basic and diluted shares:
Loss per common share	$(0.46)	$(2.44)	$(3.39)	$(6.52)

Adjusted EBITDA (as defined below)	$32,168	$36,920	$72,459	$64,815

Backlog

Backlog was $370.8 million as of September 30, 2012 compared to $394.0 million in the previous quarter.  We anticipate that approximately 37% of the backlog at September 30, 2012 will be completed in the fourth quarter of 2012 and 63% will be completed in 2013 and 2014.

Third Quarter 2012 Financial and Operating Highlights

Data Acquisition:

North America Proprietary

•                  North America proprietary seismic data acquisition revenues for the three months ended September 30, 2012 totaled $20.5 million compared to $41.4 million for the same period of 2011, a decrease of 51%.  The decrease resulted from decreased crew activity due to postponed projects which resumed late in the 3rd quarter of 2012, and from permit delays for certain projects in the U.S.  In addition, we experienced a reduction in reimbursable revenues in the U.S. primarily resulting from variations in the usage mix of specialized survey technologies versus dynamite energy sources as compared to 2011.

•                  Adjusted EBITDA (as defined below) for the North America proprietary acquisition business was $0.4 million for the quarter ended September 30, 2012 compared to $4.4 million for the same period in 2011. The decrease was primarily the result of decreased crew activity and idle crew costs incurred.

•                  Backlog for the North America proprietary acquisition business at September 30, 2012 was $40.0 million, an increase of 67% compared to June 30, 2012.  We expect to realize approximately 75% of the current backlog in the fourth quarter of 2012.

International Proprietary

•                  International proprietary seismic data acquisition revenues for the three months ended September 30, 2012 totaled $110.5 million compared to $123.5 million for the same period of 2011, a decrease of 11%.  The decrease was attributed to decreased activity in the Asia Pacific region and certain locations in Latin America offset by increased activity in Mexico and Suriname.

•                  Adjusted EBTIDA (as defined below) for the International proprietary acquisition business was $29.9 million for the quarter ended September 30, 2012 compared to $4.7 million for the same period in 2011.  The increase was primarily the result of increased activity and productivity in Mexico and Suriname, and the cessation of operations in North Africa offset by decreased activity in the Asia Pacific region.

•                  Backlog for the International proprietary acquisition business at September 30, 2012 was $290.9 million, a decrease of 6% compared to June 30, 2012.  Of the current backlog for this business, $168.2 million, or 57.4%, is with national oil companies (NOCs) or partnerships including NOCs.  Moreover, $46.8 million or 16.0% of the backlog for this business is in shallow water transition zones and ocean-bottom-cable environments.  We expect to realize approximately 30% of the current backlog in this business in the fourth quarter of 2012.

Multi-client

•                  Multi-client revenues for the three months ended September 30, 2012 totaled $8.8 million compared to $38.8 million for the same period of 2011. The decrease was primarily due to permit delays in certain areas of the U.S. and a decrease in projects due to lower gas prices.

•                  Adjusted EBTIDA (as defined below) for the Multi-client business was $7.7 million for the quarter ended September 30, 2012 compared to $38.3 million for the same period in 2011. The decrease was primarily due to permit delays in certain areas of the U.S. and a decrease in projects due to lower gas prices.

•                  Backlog for the Multi-client business at September 30, 2012 was $29.7 million, a decrease of 45% compared to June 30, 2012.  We expect to realize approximately 51% of the current backlog in the fourth quarter of 2012.

Data Processing & Integrated Reservoir Geosciences

•                  Data Processing and Integrated Reservoir Geosciences revenues for the three months ended September 30, 2012 totaled $3.2 million compared to $4.1 million for the same period of 2011, a decrease of 22%. The decrease was primarily the result of decreased activity in the U.S.

•                  Adjusted EBITDA (as defined below) for the Data Processing & Integrated Reservoir Geosciences business was $0.5 million for the quarter ended September 30, 2012 compared to $1.0 million for the same period in 2011.

•                  Backlog for the Data Processing & Integrated Reservoir Geosciences business at September 30, 2012 was $10.3 million, an increase of 56% compared to June 30, 2012. We expect to realize approximately 38% of the current backlog in this business in the fourth quarter of 2012.

Other Expenses

•                  General and administrative expense for the three months ended September 30, 2012 totaled $12.5 million as compared to $21.3 million for the same period in 2011.  The decrease was primarily the result of cost containment efforts resulting in reduction of payroll costs, rent, marketing expense, contract services and travel, partially offset by professional services costs related to our restructuring efforts.

•                  Depreciation and amortization expense for the three months ended September 30, 2012 totaled $23.1 million as compared to $49.0 million for the same period of 2011.  Amortization of multi-client data for the three months ended September 30, 2012 and 2011 was $5.9 million and $32.0 million, respectively.

Financial Condition

•                  Cash and cash equivalents totaled $30.7 million as of September 30, 2012. Restricted cash totaled $3.3 million as of September 30, 2012.

•                  During 2011 we incurred operating losses primarily due to the Mexico liftboat incident, delays in project commencements, low asset utilization, and idle crew costs, which resulted in serious concerns about our liquidity.  In an effort to address these liquidity issues that continued into 2012, our management instituted a number of steps, including closing some regional offices and exiting certain operations around the world where the long-term prospects for profitability were not in line with our business goals.  Additionally, our management continues to focus on cost reductions, potential additional sales of assets, further centralization of bidding and management services to provide a higher level of control over costs and bidding on seismic acquisition services under careful consideration of required capital expenditures for additional equipment or restrictions in cash required for bid or performance bonds. Although management has continued to focus on improving liquidity through the implementation of the actions described above, we anticipate that additional efforts will be required to address our high levels of indebtedness.  We continue to work with our financial advisor to address this and other issues with a focus on effecting an out-of-court restructuring of our indebtedness and capital structure.  In particular, we are currently in discussions with some of our lenders, preferred stockholders and certain noteholders regarding a restructuring of certain of our indebtedness.  However, the outcome of these discussions is not certain at this time.

•                  Capital expenditures as of September 30, 2012 were approximately $13.2 million, which includes $2.4 million of capital leases.  Our Board of Directors has approved a capital expenditure budget for 2012 of approximately $17.0 million. In addition, 2012 multi-client data library investments were approximately $37.2 million as of September 30, 2012.  All of the expected multi-client projects have pre-funding levels ranging from 80% to 100% of their anticipated cash expenses.

Third Quarter 2012 Average Crew Count Review and Fourth Quarter 2012 Outlook

	3Q12	4Q12E
North America Data Acquisition
Land Proprietary	3.75	5.50
Land Multi-Client	1.00	2.00
	4.75	7.50

International Data Acquisition
Land Proprietary	5.25	6.25
Shallow Water (Ocean-Bottom-Cable/Transition Zone)	1.25	2.50
	6.50	8.75

Total	11.25	16.25

Conference Call and Webcast Information

Geokinetics Inc. has scheduled a conference call for Friday, November 9, 2012, at 10:00 a.m. EST (9:00 a.m. CST).  To participate in the conference call, dial (866) 383-8009 for domestic callers, and (617) 597-5342 for international callers a few minutes before the call begins using pass code 47538851 and ask for the Geokinetics 3rd Quarter Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 17, 2012.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 28318598.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investors section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Gary L. Pittman, Executive Vice President and Chief Financial  Officer, by dialing 713-850-7600 or by email at gary.pittman@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, the implementation of cost-saving and liquidity enhancing measures and strategic and financial alternatives, related financial performance and all statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions, our ability to implement cost-saving and liquidity enhancing measures and strategic and financial alternatives and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in our reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

GAAP Reconciliation

(In thousands, except per share amounts)

We define Adjusted EBITDA as Net Income (Loss) (the most directly comparable Generally Accepted Accounting Principles (GAAP) financial measure) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, gains/losses, loss on early redemption of debt, from changes in fair value of derivative liabilities and other income/expense), Asset Impairments and Depreciation and Amortization.  “Adjusted EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, we believe Adjusted EBITDA is useful to an investor in evaluating its operating performance because this measure: (1) is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (2) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of its capital structure and asset base from its operating structure; and (3) is used by our management for various purposes, including as a measure of operating performance, in presentations to its Board of Directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation. There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies.

See below for reconciliation from Loss Applicable to Common Stockholders to Adjusted EBITDA amounts referred to above:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Loss applicable to common shareholders	$(8,853)	$(44,438)	$(64,486)	$(117,119)
Preferred stock dividends and accretion costs	2,551	2,333	7,494	6,807
Net loss	(6,302)	(42,105)	(56,992)	(110,312)
Provision for income taxes	3,634	1,882	10,776	4,710
Interest expenses, net of interest income	12,699	10,951	38,274	35,041
Other income, net (as defined above)	(1,008)	(22,830)	(8,225)	(30,975)
Asset impairments	—	40,000	—	40,000
Depreciation and amortization (1)	23,145	49,022	88,626	126,351
Adjusted EBITDA	$32,168	$36,920	$72,459	$64,815

(1)         Includes $5.9, $32.0, $35.8 million and $71.4 million, respectively, in amortization expense related to multi-client data library.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,725	$44,647
Accounts receivable, net	135,617	160,736
Other current assets	31,646	33,017
Total current assets	197,988	238,400

Property and equipment, net	167,362	212,636
Multi-client data library, net	30,718	41,512
Other assets, net	19,645	21,624
Total assets	$415,713	$514,172

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$35,992	$79,300
Other accrued and current liabilities	131,820	136,023
Total current liabilities	167,812	215,323

Long-term debt and capital lease obligations, net of current portion	349,646	350,183
Mandatorily redeemable preferred stock	60,488	53,210
Other liabilities	12,846	14,962
Total liabilities	590,792	633,678

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 377,769 shares issued and outstanding at September 30, 2012 and 351,444 shares issued and outstanding at December 31, 2011	90,726	83,313

Stockholders’ deficit	(265,805)	(202,819)
Total liabilities, mezzanine equity and stockholders’ deficit	$415,713	$514,172

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Total revenue	$141,694	$206,052	$439,979	$539,237

Expenses:
Direct operating	96,978	147,811	317,332	418,998
Depreciation and amortization	23,145	49,022	88,626	126,351
General and administrative	12,548	21,321	50,188	55,424
Asset impairments	—	40,000	—	40,000
Total expenses	132,671	258,154	456,146	640,773

Income (Loss) from operations	9,023	(52,102)	(16,167)	(101,536)

Other income (expense):
Interest expense, net	(12,699)	(10,951)	(38,274)	(35,041)
Gain from change in fair value of derivative liabilities	(334)	22,409	5,270	31,381
Other, net	1,342	421	2,955	(406)
Total other income (expense), net	(11,691)	11,879	(30,049)	(4,066)

Loss before income taxes	(2,668)	(40,223)	(46,216)	(105,602)

Provision for income taxes	3,634	1,882	10,776	4,710

Net Loss	(6,302)	(42,105)	(56,992)	(110,312)

Preferred stock dividends and accretion costs	(2,551)	(2,333)	(7,494)	(6,807)

Loss applicable to common stockholders	$(8,853)	$(44,438)	$(64,486)	$(117,119)

For Basic and Diluted Shares:
Loss per common share	$(0.46)	$(2.44)	$(3.39)	$(6.52)
Weighted average common shares outstanding	19,048	18,225	19,020	17,964

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
OPERATING ACTIVITIES

Net loss	$(56,992)	$(110,312)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	88,626	126,351
Asset impairments	—	40,000
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	4,355	4,789
Change in fair value of derivative liabilities	(5,270)	(31,381)
Other, net	3,560	(984)
Changes in operating assets and liabilities:
Changes in operating assets	26,651	2,598
Changes in operating liabilities	(36,539)	28,523
Net cash provided by operating activities	24,391	59,584

INVESTING ACTIVITIES
Investment in multi-client data library, net	(37,189)	(63,888)
Purchases and acquisition of property and equipment	(10,790)	(14,031)
Purchases of other assets	(569)	(1,616)
Proceeds from sale/disposal of assets	15,895	7,588
Net cash used in investing activities	(32,653)	(71,947)

FINANCING ACTIVITIES
Proceeds from issuance of debt	(2,072)	60,348
Payments on debt	—	(33,000)
Other, net	(3,588)	(4,183)
Net cash provided by (used in) financing activities	(5,660)	23,165

Net increase (decrease) in cash	(13,922)	10,802
Cash and cash equivalents at the beginning of period	44,647	42,851

Cash and cash equivalents at the end of period	$30,725	$53,653

Supplemental disclosures of cash flow information (in thousands):
Cash disclosures:
Interest paid	$19,998	$18,499
Income taxes paid	$4,451	$4,144
Non-cash disclosures:
Capitalized depreciation to multi-client data library	$2,896	$4,491
Purchase of property and equipment under capital lease and vendor financings, net of down payments	$2,430	$6,743
Deferred financing costs paid in common stock	$—	$3,980

Contact:

Gary L. Pittman

Chief Financial Officer

Geokinetics

(713) 850-7600